EXHIBIT 10.5

Phone: 513/686-2806

Fax: 714/784-4231

John.mongelluzzo@mscsoftware.com

March 21, 2007

Mr. Sam Auriemma

4 Andover Court

Laguna Niguel, CA 92677

Dear Sam,

On behalf of MSC.Software Corporation, I am pleased to offer you the position of Executive Vice President and Chief Financial Officer. This position reports to William J. Weyand, Chairman and Chief Executive Officer, and is located in Santa Ana, California.

We are offering you a base salary of $310,000 annually, paid semi-monthly. In addition, you will also be eligible to participate in the Executive Bonus Program that is targeted at 60% of your base salary which will be prorated for 2007. All payments will be subject to required tax withholding and other authorized deductions.

As part of your overall compensation package, you will receive non-qualified stock options covering 175,000 shares of MSC.Software common stock, granted upon Board approval (such options to have a per share exercise price equal to the closing price of our stock on that date). You will also be eligible to enter into a Change-in Control Severance Compensation Agreement. Terms of this agreement include acceleration of stock options upon a change in control and in the event your employment is terminated within two years following a change in control, then you would be eligible to receive 2.5 times your current salary plus bonus at target as well as a gross up to cover your excise tax.

The options will be subject to the terms and conditions of the MSC.Software Corporation 2006 Performance Incentive Plan and the terms and conditions of a stock option agreement to be prepared by MSC.Software and will vest equally in four annual installments on the anniversary of the grant date and which will have a ten year term. The stock option agreement will be in substantially the form of stock option agreement currently used by MSC.Software with respect to ordinary employee stock option grants under such plan. Such terms and conditions include, without limitation, vesting requirements, termination provisions, and adjustment provisions with respect to stock splits and similar events.

The summary of all benefits hereunder is qualified in its entirety by the agreements you enter into with the Company.

You are eligible to receive Executive Company Benefits, including medical, deferred compensation, and participation in our Auto Allowance Program as in effect from time to time. Your monthly auto allowance will be $1080.00 per month. In addition, your Paid Time Off (PTO) bank accrues each pay period to a maximum of 20 days per year.

If you are made a party of any legal proceeding by reason of the fact that you have served as an officer or employee of MSC, you will be entitled to indemnification by MSC to the full extent permitted by MSC’s certificate of incorporation and bylaws. In addition, while an executive officer

Mr. Sam Auriemma

March 21, 2007

of MSC you will be covered by MSC’s directors and officers’ liability insurance policy (or policies) to the extent such coverage is extended to MSC’s executive officers generally.

The proposed start date for this position is April 15, 2007. Please signify your acceptance of our offer by signing the enclosed copy of this letter and faxing it to me at 714.784.4231. Please also mail a copy of the signed original to me. This offer is valid until the close of business on Friday, March 30, 2007.

By accepting your position with MSC.Software, you represent to MSC.Software that: (1) the execution and delivery of this letter agreement by you and MSC.Software and the performance by you of your duties for MSC.Software will not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which you are a party or otherwise bound; (2) that you have no information (including, without limitation, confidential information and trade secrets) of any other person or entity which you are not legally and contractually free to disclose to MSC.Software; (3) that you are not bound by any confidentiality, trade secret or similar agreement with any other person or entity.

The United States Government requires MSC.Software Corporation to verify your eligibility for U.S. employment and identity. Proof of citizenship or immigration status and a valid Social Security card will be required upon commencement of employment. You will also be required to sign and abide by a confidentiality and inventions agreement in the form provided to you by MSC.Software.

Although we hope that our relationship will be mutually rewarding, your employment with MSC.Software is “at-will”, which means that either you or MSC.Software can terminate the employment relationship at any time, with or without cause. The “at-will” nature of your employment cannot be changed or modified except in writing signed by the Chief Financial Officer of MSC.Software. This letter agreement contains all of the terms of your employment and supersedes all prior and contemporaneous negotiations and agreements with respect thereto. There are no representations, warranties, or other agreements with respect to your employment except as expressly set forth herein.

We are looking forward to welcoming you to the MSC.Software team. Please feel free to contact me at (714)444-5151 if you have any questions.

Sincerely,

/s/ John A. Mongelluzzo

John A. Mongelluzzo

Executive Vice President, Business Administration,

Legal Affairs and Secretary

Enclosures/Benefits Summary

Accepted:

/s/ Sam Auriemma	3/22/07
Sam Auriemma	Date

8044 Montgomery Road, Suite 105, Cincinnati, Ohio 45236